Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated June 30, 2008 (“Agreement”) is entered by and among Origin Orbit Green Resource Company, Ltd. (“Origin Orbit”), a limited liability company organized under the laws of British Virgin Islands, Acropolis Precious Metals, Inc. (“AOPM”), a Nevada corporation and the Oracular Dragon Capital Company, Ltd., the sole shareholders of Origin Orbit, (“Oracular Dragon”).

WHEREAS, Oracular Dragon owns 100% of the issued and outstanding shares of common stock of Origin Orbit (the "Origin Orbit Shares");

WHEREAS, Oracular Dragon believes that it is in its best interests to exchange the Origin Orbit Shares for 5,865,000 shares of common stock of AOPM, par value $ 0.00001 per share (“AOPM Shares”), and AOPM believes it is in its best interests to acquire the Origin Orbit Shares in exchange for AOPM Shares, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties that: (i) AOPM shall acquire 100% of the Origin Orbit Shares in exchange solely for the AOPM Shares set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES FOR COMMON STOCK

Section 1.1

Agreement to Exchange Origin Orbit Shares for AOPM Shares. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Oracular Dragon shall sell, assign, transfer, convey and deliver the Origin Orbit Shares (representing 100% of the issued and outstanding Origin Orbit Shares), to AOPM, and AOPM shall accept the Origin Orbit Shares from the Oracular Dragon in exchange for the issuance to the Oracular Dragon a total of 5,865,000 shares of AOPM Shares as set forth opposite to the names of the Oracular Dragon on Exhibit A hereto.

Section 1.2

Capitalization. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, AOPM shall have authorized (a) 75,000,000 shares of Common Stock, par value $ 0.00001 per share, of which 6,135,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid.

Section 1.3

Closing. The closing of the exchange to be made pursuant to this Agreement (“Closing”) shall take place at 10:00 a.m. E.S.T. on the day when the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing but no later than June 30, 2008 (“Closing Date”) at the place mutually designated by both parties. At the Closing, Oracular Dragon shall deliver to AOPM the stock certificates representing 100% of the Origin Orbit Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the Origin Orbit Shares and payment, AOPM shall issue and exchange with Oracular Dragon 5,865,000  shares of common stock of AOPM.

Section 1.4

Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder. In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF AOPM

AOPM hereby, jointly and severally, represents, warrants and agrees as follows:

Section 2.1

Corporate Organization

a. AOPM is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by AOPM or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of AOPM (a "AOPM Material Adverse Effect");

b. Copies of the Articles of Incorporation and By-laws of AOPM, with all amendments thereto to the date hereof, have been furnished to Origin Orbit and the Oracular Dragon, and such copies are accurate and complete as of the date hereof. The minute books of AOPM are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of AOPM from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of AOPM.

Section 2.2

Capitalization of AOPM. The authorized capital stock of AOPM consists of (a) 75,000,000 shares of Common Stock, par value $0.00001 per share, of which 6,135,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid. The parties agree that they have been informed of the issuances of these AOPM Shares, and that all such issuances of AOPM Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the AOPM Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, have been issued in accordance with the registration requirements of applicable securities laws or an exemption therefrom. As of the date of this Agreement there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of AOPM.

Section 2.3

Subsidiaries and Equity Investments. AOPM has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4

Authorization and Validity of Agreements. AOPM has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by Origin Orbit and the Oracular Dragon and the performance of their obligations herein, will constitute, a legal, valid and binding obligation of AOPM. The execution and delivery of this Agreement by AOPM and the consummation by AOPM of the transactions contemplated hereby have been duly authorized by all necessary corporate action of AOPM, and no other corporate proceedings on the part of AOPM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5

No Conflict or Violation. The execution, delivery and performance of this Agreement by AOPM do not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which AOPM is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of AOPM, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which AOPM is bound.

Section 2.6

Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by AOPM or the performance by AOPM of its obligations hereunder.

Section 2.7

Absence of Certain Changes or Events. Since its inception:

a.

As of the date of this Agreement, AOPM does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of AOPM;

b.

there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of AOPM; and

c.

there has not been an increase in the compensation payable or to become payable to any director or officer of AOPM.

Section 2.8

Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of AOPM in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9

Financial Statements. The audited balance sheet of AOPM at January 31, 2008 and April 30, 2008 and the un-audited balance sheet of AOPM at December 31, 2007 and March 31, 2008 and related statements of operations, cash flow and shareholders' equity (“AOPM Financial Statements”) fairly present in all material respects the financial position of AOPM as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in shareholders' equity and cash flows of AOPM for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

Section 2.10

Absence of Changes; No Undisclosed Liabilities. Except as disclosed in its Form 10-K for fiscal year ended January 31, 2008 and Form 10-Q for fiscal quarter ended April 30, 2008, AOPM has not incurred any liability material to AOPM on a consolidated basis, except in the ordinary course of its business, consistent with past practices; suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of AOPM which has had, or is reasonably likely to have, individually or in the aggregate, a AOPM Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by AOPM to Origin Orbit pursuant hereto); or subsequent to the date hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices. AOPM has no liability (and AOPM is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or is in the aggregate are reasonably likely to have a AOPM Material Adverse Effect on AOPM) except for (a) liabilities set forth on the face of the most recent balance sheet included in the AOPM Financial Statements, and (b) liabilities which have arisen after the date of such balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).

Section 2.11

Litigation. There is no action, suit, proceeding or investigation pending or threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of AOPM to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.12

Securities Laws. AOPM has complied in all material respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to AOPM and its securities; and (b) all shares of capital stock of the Company have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Company’s securities.

Section 2.13

Tax. AOPM has paid all taxes due to date, if any.

Section 2.14

34 Act Reports. None of AOPM’s filings with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

Section 2.15

Market Makers. AOPM has one market makers in its Common Stock.

Section 2.16

Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by AOPM at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ORIGIN ORBIT AND ORACULAR DRAGON

Origin Orbit and Oracular Dragon, severally, represent, warrant and agree as follows:

Section 3.1

Corporate Organization.

a.

Origin Orbit is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by Origin Orbit or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Origin Orbit (a “Origin Orbit Material Adverse Effect”). As of the date of this Agreement, Origin Orbit owns 100% of the issued and outstanding equity or voting interests in Anyang Shenzhou Wanxiang Energy Technology Development Co., Ltd. and Anyang Ruineng Clean Energy Co., Ltd (“Origin Orbit Subsidiaries”). Origin Orbit Subsidiaries are duly organized, validly existing and in good standing under the laws of the Peoples’ Republic of China (“PRC”) and have all requisite corporate power and authority to own their properties and assets and to conduct their business as now conducted and are duly qualified to do business, are in good standing in each jurisdiction wherein the nature of the business conducted by Origin Orbit Subsidiaries or the ownership or leasing of their properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Origin Orbit Subsidiaries (a "Origin Orbit Subsidiaries Material Adverse Effect")

b.

Copies of the Certificate of Incorporation and By-laws of Origin Orbit with all amendments thereto to the date hereof, have been furnished to AOPM, and such copies are accurate and complete as of the date hereof. The minute books of Origin Orbit are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Origin Orbit, and adequately reflect all material actions taken by the Board of Directors, shareholders of Origin Orbit.

Section 3.2

Authorization and Validity of Agreements. Origin Orbit has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Origin Orbit and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Origin Orbit are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Oracular Dragon has approved this Agreement on behalf of Origin Orbit and no other stockholder approvals are required to consummate the transactions contemplated hereby. Oracular Dragon is competent to execute this Agreement, and has the power to execute and perform this Agreement. No other proceedings on the part of Origin Orbit or Oracular Dragon are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.3

No Conflict or Violation. The execution, delivery and performance of this Agreement by Origin Orbit or Oracular Dragon does not and will not violate or conflict with any provision of the constituent documents of Origin Orbit, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Origin Orbit or Oracular Dragon is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Origin Orbit or Oracular Dragon, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Origin Orbit or Oracular Dragon is bound.

Section 3.4

Investment Representations. (a) The AOPM Shares will be acquired hereunder solely for the account of the Oracular Dragon, for investment, and not with a view to the resale or distribution thereof. Oracular Dragon understands and is able to bear any economic risks associated with such investment in the AOPM Shares. Oracular Dragon has had full access to all the information such shareholder considers necessary or appropriate to make an informed investment decision with respect to the AOPM Shares to be acquired under this Agreement. Oracular Dragon further has had an opportunity to ask questions and receive answers from AOPM’s directors regarding AOPM and to obtain additional information (to the extent AOPM’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such shareholder or to which such shareholder had access. Oracular Dragon is at the time of the offer and execution of this Agreement, either domiciled and resident outside the United States (a “Non-U.S. Shareholder”) and or is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act).

(b) No Non-U.S. Shareholder, nor any affiliate of any Non-U.S. Shareholder, nor any person acting on behalf of any Non-U.S. Shareholder or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the AOPM Shares, including, but not limited to, effecting any sale or short sale of securities through any Non-U.S. Shareholder or any of affiliate of any Non-U.S. Shareholder prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Non-U.S. Shareholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the AOPM Shares are being acquired for investment purposes by the Non-U.S. Shareholders. The Non-U.S. Shareholder agrees that all offers and sales of AOPM Shares from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither any Non-U.S. Shareholder nor the representatives of any Non-U.S. Shareholder have conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and no Non-U.S. Shareholder nor any representative of any Non-U.S. Shareholder will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.5

Brokers’ Fees. Oracular Dragon has no liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.6

Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Origin Orbit or the Oracular Dragon in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.7

 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Origin Orbit and the Oracular Dragon at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1

Certain Changes and Conduct of Business.

a.

From and after the date of this Agreement and until the Closing Date, AOPM shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of AOPM, and without the prior written consent of Origin Orbit will not, except as required or permitted pursuant to the terms hereof:

i.

make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.

make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.

incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, or issue any securities convertible or exchangeable for debt or equity securities of AOPM;

iv.

make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.

subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a AOPM Material Adverse Effect;

vi.

acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.

enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.

make or commit to make any material capital expenditures;

ix.

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.

guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.

fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.

take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.

make any material loan, advance or capital contribution to or investment in any person;

xiv.

make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.

settle, release or forgive any claim or litigation or waive any right;

xvi.

commit itself to do any of the foregoing.

b.

From and after the date of this Agreement, Origin Orbit will cause Origin Orbit Subsidiaries to:

i.

continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii.

file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii.

continue to conduct its business in the ordinary course consistent with past practices;

iv.

keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v.

continue to maintain existing business relationships with suppliers.

Section 4.2

Access to Properties and Records. Origin Orbit shall afford AOPM’s accountants, counsel and authorized representatives, and AOPM shall afford to Origin Orbit's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3

Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4

Consents and Approvals. The parties shall:

i.

use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

ii.

diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5

Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6

Stock Issuance. From and after the date of this Agreement until the Closing Date, AOPM shall not issue any additional shares of its capital stock.

Section 4.7

Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both Origin Orbit and AOPM may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by AOPM with Origin Orbit executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF ORIGIN ORBIT AND ORACULAR DRAGON

The obligations of Origin Orbit and the Oracular Dragon to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both Origin Orbit and the Oracular Dragon in their sole discretion:

Section 5.1

Representations and Warranties of AOPM. All representations and warranties made by AOPM in this Agreement shall be true and correct on and as of the Closing Date as if again made by AOPM as of such date.

Section 5.2

Agreements and Covenants. AOPM shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3

Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of AOPM shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5

Other Closing Documents. Origin Orbit shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of AOPM or in furtherance of the transactions contemplated by this Agreement as Origin Orbit or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF AOPM

The obligations of AOPM to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by AOPM in its sole discretion:

Section 6.1

Representations and Warranties of Origin Orbit and Oracular Dragon. All representations and warranties made by Origin Orbit and Oracular Dragon in this Agreement shall be true and correct on and as of the Closing Date as if again made by them on and as of such date.

Section 6.2

Agreements and Covenants. Origin Orbit and Oracular Dragon shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3

Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Origin Orbit or Origin Orbit Subsidiaries, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5.

Other Closing Documents. AOPM shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Origin Orbit or in furtherance of the transactions contemplated by this Agreement as AOPM or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1

Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a.

By the mutual written consent of Origin Orbit, Oracular Dragon, and AOPM;

b.

By AOPM, upon a material breach of any representation, warranty, covenant or agreement on the part of Origin Orbit or Oracular Dragon set forth in this Agreement, or if any representation or warranty of Origin Orbit or the Oracular Dragon shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "Origin Orbit Breach"), and such breach shall, if capable of cure, has not been cured within Thirty (30) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.

By Origin Orbit, upon a material breach of any representation, warranty, covenant or agreement on the part of AOPM set forth in this Agreement, or, if any representation or warranty of AOPM shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "AOPM Breach"), and such breach shall, if capable of cure, not have been cured within Thirty (30) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach.;

d.

By either AOPM or Origin Orbit, if the Closing shall not have consummated before Ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Origin Orbit or AOPM, if the Closing shall not have been consummated as a result of AOPM or Origin Orbit having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.

By either Origin Orbit or AOPM if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2

Procedure Upon Termination. In the event of termination and abandonment of this Agreement by Origin Orbit or AOPM pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1

Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1

Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.15, 3.8 and 9.1. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2

Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3

Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4

Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6

Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8

Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9

 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an Origin Orbital and all of which together shall be considered one and the same agreement.

Section 9.10

Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11

Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12

Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Origin Orbit Green Resource Company, Ltd.

By: /s/ Li Wang

Li Wang
Title: Chief Executive Officer

Oracular Dragon Capital Company, Ltd.

By: /s/ Li Wang

Li Wang
Title: Chief Executive Officer

Acropolis Precious Metals, Inc.

By: /s/ Wei Wang

Wei Wang
Title: Chief Executive Officer, Chairman of the Board